Page 1 of 24 Pages

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (AMENDMENT NO. 2)*

                        Terra Nova Bermuda Holdings Ltd.
                -------------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
                -------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                 G87615103
                -------------------------------------------------
                                (CUSIP NUMBER)

                             December 31, 1998
                -------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         Rule 13d-1(b)
         Rule 13d-1(c)
      X  Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

    CUSIP NO. G87615103          13G               Page 2 of 24 Pages

     1- NAME OF REPORTING PERSON
        AXA Assurances I.A.R.D. Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH

                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        4,924,799

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   4,927,629

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              4,927,629
        (Not to be construed as an admission of beneficial ownership)

    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        18.1%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. G87615103          13G               Page 3 of 24 Pages

     1- NAME OF REPORTING PERSON
        AXA Assurances Vie Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH

                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        4,924,799

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   4,927,629

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              4,927,629
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        18.1%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. G87615103          13G               Page 4 of 24 Pages
     1- NAME OF REPORTING PERSON
        AXA Conseil Vie Assurance Mutuelle
          (formerly Alpha Assurances Vie Mutuelle)
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        4,924,799

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   4,927,629

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              4,927,629
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         18.1%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. G87615103         13G                Page 5 of 24 Pages
     1- NAME OF REPORTING PERSON
        AXA Courtage Assurance Mutuelle

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [X]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France
    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        4,924,799

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   4,927,629

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              4,927,629
        (Not to be construed as an admission of beneficial ownership)

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        18.1%

    12- TYPE OF REPORTING PERSON *
        IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. G87615103          13G               Page 6 of 24 Pages
     1- NAME OF REPORTING PERSON
        AXA  (formerly AXA-UAP)

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        France

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        4,924,799

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   4,927,629

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              4,927,629
        (Not to be construed as an admission of beneficial ownership)

    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        18.1%

    12- TYPE OF REPORTING PERSON *
        HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP NO. G87615103          13G               Page 7 of 24 Pages
     1- NAME OF REPORTING PERSON
        THE EQUITABLE COMPANIES INCORPORATED

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        13-3623351

     2- CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]
                                                             (B) [ ]
     3- SEC USE ONLY


     4- CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware

    NUMBER OF SHARES BENEFICIALLY OWNED
    AS OF December 31, 1998 BY EACH REPORTING PERSON WITH
                5- SOLE VOTING POWER                                  0

                6- SHARED VOTING POWER                        4,924,799

                7- SOLE DISPOSITIVE POWER                             0

                8- SHARED DISPOSITIVE POWER                   4,927,629

     9- AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              4,927,629

    10- CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
        CERTAIN SHARES*

    11- PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        18.1%

    12- TYPE OF REPORTING PERSON *
        HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G87615103                13G                      Page 8 of 24 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Donaldson, Lufkin & Jenrette, Inc.  13-1898818

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 4,924,799
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            4,927,629

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              4,924,799

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      18.1%

 12.  TYPE OF REPORTING PERSON*
      HC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G87615103                13G                      Page 9 of 24 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      Donaldson, Lufkin & Jenrette Securities Corporation  13-2741729

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 134,352
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            137,182

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                137,182

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.5%

 12.  TYPE OF REPORTING PERSON*
      BD
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G87615103                13G                      Page 10 of 24 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Capital Investors, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 4,790,447
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            4,790,447

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              4,790,447

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      17.6%

 12.  TYPE OF REPORTING PERSON*
      HC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G87615103                13G                      Page 11 of 24 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Merchant Banking, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 3,282,779
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            3,282,779

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              3,282,779

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      12.0%

 12.  TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G87615103                13G                      Page 12 of 24 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Merchant Banking, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                 3,282,779
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER            3,282,779

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              3,282,779

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      12.0%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G87615103                13G                      Page 13 of 24 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ LBO Plans Management Corporation

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   577,678
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              577,678

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                577,678

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      2.1%

 12   TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G87615103                13G                      Page 14 of 24 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ First ESC, L.P.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

       NUMBER OF      5.  SOLE VOTING POWER                           0
         SHARES
      BENEFICIALLY    6.  SHARED VOTING POWER                   577.678
        OWNED BY
          EACH        7.  SOLE DISPOSITIVE POWER                      0
       REPORTING
      PERSON WITH     8.  SHARED DISPOSITIVE POWER              577,678

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                577,678

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      2.1%

 12   TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G87615103                13G                      Page 15 of 24 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJMB Overseas Partners, C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER               2,183,345
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER          2,183,345

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              2,183,345

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      8.0%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G87615103                13G                      Page 16 of 24 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ International Partners, C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER               1,039,181
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER          1,039,181

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                              1,039,181

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.8%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G87615103                13G                      Page 17 of 24 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Offshore Partners, C.V.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                  60,253
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER             60,253

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                 60,253

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.2%

 12.  TYPE OF REPORTING PERSON*
      PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G87615103                13G                     Page 18 of 24 Pages

 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      DLJ Merchant Banking Funding, Inc.

 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [ ]
                                                                     (b)   [X]

 3.   SEC USE ONLY

 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

         NUMBER OF      5.  SOLE VOTING POWER                         0
           SHARES
        BENEFICIALLY    6.  SHARED VOTING POWER                 929,990
          OWNED BY
            EACH        7.  SOLE DISPOSITIVE POWER                    0
         REPORTING
        PERSON WITH     8.  SHARED DISPOSITIVE POWER            929,990

 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                929,990

 10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
      CERTAIN SHARES*

 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      3.4%

 12.  TYPE OF REPORTING PERSON*
      CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

    Item 1(a) Name of Issuer:                         Page 19 of 24 Pages
              Terra Nova Bermuda Holdings Ltd.

    Item 1(b) Address of Issuer's Principal Executive Offices:
              Richmnd House
              12 Par-La-Ville Rd.
              Hamilton HM 11, Bermuda

    Item 2(a) and 2(b)
              Name of Person Filing and Address of Principal Business Office:

              AXA Conseil Vie Assurance Mutuelle
                  (formerly Alpha Assurances Vie Mutuelle)
              100-101 Terrasse Boieldieu
              92042 Paris La Defense France

              AXA Assurances I.A.R.D Mutuelle and
              AXA Assurances Vie Mutuelle
              21, rue de Chateaudun
              75009 Paris France

              AXA Courtage Assurance Mutuelle
              26, rue Louis le Grand
              75002 Paris France

              as a group (collectively, the 'Mutuelles AXA').

              AXA (formerly, AXA-UAP)
              9 Place Vendome
              75001 Paris France

              The Equitable Companies Incorporated
              1290 Avenue of the Americas
              New York, New York 10104

              Alliance Capital Management L.P.
              1345 Avenue of the Americas
              New york, New York 10105

              Donaldson, Lufkin & Jenrette, Inc.
              Donaldson, Lufkin & Jenrette Securities Corporation
              DLJ Capital Investors, Inc.
              DLJ Merchant Banking, Inc.
              DLJ Merchant Banking, L.P.
              DLJ LBO Plans Management Corporation
              DLJ First ESC, L.P.
              DLJMB Overseas Partners, C.V.
              DLJ International Partners, C.V.
              DLJ Offshore Partners, C.V.
              DLJ Merchant Banking Funding, Inc.
              277 Park Avenue,
              New York, NY 10172.

              (Please contact Patrick Meehan at (212) 641-8234
                            with any questions.)

                                                      Page  20 of 24 Pages
    Item 2(c) Citizenship:
              Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States except as noted below:

                Mutuelles AXA and AXA  - France

    Item 2(d) Title of Class of Securities:
              Common Stock

    Item 2(e) CUSIP Number:
              G87615103

    Item 3.   Type of Reporting Person:

              The Equitable Companies                                 HC
              The Mutuelles AXA, as a group                           HC
              AXA                                                     HC
              Alliance Capital Management L.P.                        IA
              Donaldson, Lufkin & Jenrette, Inc.                      HC
              Donaldson, Lufkin & Jenrette Securities Corporation     BD
              DLJ Capital Investors, Inc.                             HC
              DLJ Merchant Banking, Inc.                              CO
              DLJ Merchant Banking, L.P.                              PN
              DLJ LBO Plans Management Corporation                    CO
              DLJ First ESC, L.P.                                     PN
              DLJMB Overseas Partners, C.V.                           PN
              DLJ International Partners, C.V.                        PN
              DLJ Offshore Partners, C.V.                             PN
              DLJ Merchant Banking Funding, Inc.                      CO

    Item 4. Ownership as of December 31, 1998:              Page 21 of 24 Pages

                                                                 Class B Shares    (a) Total
                                                        Class A   Convertible        Shares
                                                         Shares      into         Beneficially    (b) Percent
                                                         Owned   Class A Shares      Owned        of Class (1)
  The Mutuelles AXA, as a group (2)                                                4,938,767          18.1%

  AXA (2)                                                                          4,938,767          18.1%

  The Equitable Companies Incorporated                                             4,938,767          18.1%

  Donaldson, Lufkin & Jenrette, Inc.                                               4,927,629          18.1%
  Donaldson, Lufkin & Jenrette Securities Corporation     84,878      52,304         137,182           0.5%
  DLJ Capital Investors, Inc.                                                      4,790,447          17.6%
  DLJ Merchant Banking, Inc.                                                       3,282,779          12.0%
  DLJ Merchant Banking, L.P.                                                       3,282,779          12.0%
  DLJ LBO Plans Management Corporation                                               577,678           2.1%
  DLJ First ESC, L.P.                                    352,816     224,862         577,678           2.1%
  DLJMB Overseas Partners, C.V.                        1,121,517   1,061,828       2,183,345           8.0%
  DLJ International Partners, C.V.                       967,499      71,682       1,039,181           8.0%
  DLJ Offshore Partners, C.V.                             36,797      23,456          60,253           0.2%
  DLJ Merchant Banking Funding, Inc.                     567,905     362,085         929,990           3.4%

     (1) Based on 27,162,951 shares outstanding (25,366,734 Class A shares outstanding as reported in the Company's most recent 10-Q report and 1,796,217 Class B shares, which are convertible into Class A shares).
     (2) Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G.

    ITEM 4. Ownership as of 12/31/98(CONT.)                 Page 22 of 24 Pages
       (c) Deemed Voting Power and Disposition Power:
                                                            (i) Sole       (ii) Shared      (iii) Sole power      (iv) Shared
                                                          power to vote    power to vote    to dispose or to    power to dispose
                                                          or to direct     or to direct        direct the       or to direct the
                                                            the vote         the vote        disposition of      disposition of
     The Mutuelles AXA, as a group                                 0        4,924,799                   0           4,927,629
     AXA                                                           0        4,924,799                   0           4,927,629
     The Equitable Companies Incorporated                          0        4,924,799                   0           4,927,629
     Donaldson, Lufkin & Jenrette, Inc.                            0        4,924,799                   0           4,927,629
     Donaldson, Lufkin & Jenrette Securities Corporation           0          134,352                   0             137,182
     DLJ Capital Investors, Inc.                                   0        4,790,447                   0           4,790,447
     DLJ Merchant Banking, Inc.                                    0        3,282,779                   0           3,282,779
     DLJ Merchant Banking, L.P.                                    0        3,282,779                   0           3,282,779
     DLJ LBO Plans Management Corporation                          0          577,678                   0             577,678
     DLJ First ESC, L.P.                                           0          577,678                   0             577,678
     DLJMB Overseas Partners, C.V.                                 0        2,183,345                   0           2,183,345
     DLJ International Partners, C.V.                              0        1,039,181                   0           1,039,181
     DLJ Offshore Partners, C.V.                                   0           60,253                   0              60,253
     DLJ Merchant Banking Funding, Inc.                            0          929,990                   0             929,990

       (Each of the above subsidiaries of the Equitable Companies operates under independent management and makes independent voting and investment decisions).

                                                          Page 23 of 24 Pages
    Item 5.
     Ownership of Five Percent or Less of a Class:
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            ( )
    Item 6.
     Ownership of More than Five Percent on behalf of Another Person.  N/A

    Item 7.
     Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:

     This Schedule 13G is being filed by Equitable Companies; AXA, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, which as a group control AXA:

    ( ) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;

    ( ) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:

    (X) in EQUITABLE COMPANIES capacity as a parent holding company with respect to the holdings of its following subsidiaries:
         (X)  Donaldson, Lufkin & Jenrette, Inc.
         (X)  Donaldson, Lufkin & Jenrette Securities Corporation
         (X)  DLJ Capital Investors, Inc.
         (X)  DLJ Merchant Banking, Inc.
         (X)  DLJ Merchant Banking, L.P.
         (X)  DLJ LBO Plans Management Corporation
         (X)  DLJ First ESC, L.P.
         (X)  DLJMB Overseas Partners, C.V.
         (X)  DLJ International Partners, C.V.
         (X)  DLJ Offshore Partners, C.V.
         (X)  DLJ Merchant Banking Funding, Inc.

                                                      Page 24 of 24 Pages

    Item 8. Identification and Classification of Members of the Group.  N/A
            ---------------------------------------------------------

    Item 9.  Notice of Dissolution of Group:  N/A
             ------------------------------

    Item 10. Certification:
             -------------
         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature
         ---------
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





    Date: March 26, 1999   THE EQUITABLE COMPANIES INCORPORATED*




                                            /s/ Alvin H. Fenichel
                             --------------------------------------------
                                           Alvin H. Fenichel
                                         Senior Vice President
                                            and Controller



    *Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among The Equitable Companies Incorporated, AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement Schedule 13G is filed on behalf of each of them.